Exhibit 99.1
December 10, 2004


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM


Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Twelve Month Periods Ended September 30, 2004 and Declares Quarterly Cash Dividend


West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended September 30, 2004 of $620,000, or $.16 diluted earnings per share compared to $996,000, or $.39 diluted earnings per share, for the three months ended September 30, 2003. For the twelve months ended September 30, 2004, the Company reported net earnings of $2.9 million or $.91 diluted earnings per share compared to $3.7 million or $1.48 diluted earnings per share for the same period in 2003.

The decreases in net earnings for the twelve and three months ended September 30, 2004, compared to the same periods in 2003 were primarily due to increased general, administrative and other expenses, which were partially offset by an increase in net interest income and decreases in the provision for loan losses for the twelve month period and the provision for federal income taxes for both periods. The increases in net interest income during the 2004 periods were due to strong loan originations and purchases of mortgage-backed securities that were partially offset by margin compression as yields on interest earning assets fell more than those of interest bearing liabilities. Management continues to structure the Company's balance sheet to generate higher net interest income as the interest rate environment changes. Although the provision for loan losses remained the same for the three month period and decreased in the twelve month period ended September 30, 2004 compared to the same periods in 2003, the Bank continues to make substantial provisions to the allowance for loan losses due to elevated levels of classified assets and charge-offs, as well as an increase in the overall loan portfolio and a shift in emphasis from single-family loans to multi-family, commercial, development, consumer and unsecured loans, which have a higher degree of risk.

The increases in general, administrative and other expenses were primarily due to costs associated with the continued expansion of the Bank's branch network and infrastructure, non-recurring costs associated with changing to a new core processing system and operating expenses associated with the acquisition of two branches. The decreases in the provision for federal income taxes for the 2004 periods were primarily due to the decrease in earnings. The Company's effective tax rates were 20.7% and 34.0% for the three month periods and 31.5% and 34.0% for the twelve month periods ended September 30, 2004 and 2003, respectively.

At September 30, 2004, the Company's assets totaled $889.1 million, an increase of $150.4 million, or 20.4%, compared to total assets at September 30, 2003. The increase in assets resulted primarily from an increase of $94.3 million in mortgage-backed securities and a $45.1 million increase in loans, funded by a $16.5 million increase in deposits and a $104.6 million increase in borrowings. Shareholders' equity totaled $75.8 million or 8.5% of total assets at September 30, 2004, an increase of $29.1 million, or 62.3% over the September 30, 2004 level, due primarily to proceeds of $26.8 million raised from the sale of 1,365,674 shares of common stock in the secondary stock offering in April 2004.

Additionally, the Company announces the declaration of a cash dividend of $.15 per share on the common stock of the Company payable on December 31, 2004 to stockholders of record at the close of business on December 15, 2004.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 114 year old federally chartered savings bank with 13 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area.